EXHIBIT 21

SUBSIDIARIES OF CODORUS VALLEY BANCORP, INC.

1.	PeoplesBank, A Codorus Valley Company – 100% owned
(chartered in Pennsylvania)
1 Manchester Street, P.O. Box 67
Glen Rock, Pennsylvania 17327

2.	SYC Realty Company, Inc. – 100% owned
(incorporated in Pennsylvania)
1 Manchester Street, P.O. Box 67
Glen Rock, Pennsylvania 17327

3.	CVB Statutory Trust I – 100% owned (1)
(formed in Delaware)
Trustee:
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Attn: Corporate Trust Administration

4.	CVB Statutory Trust 2 – 100% owned (1)
(formed in Delaware)
Trustee:
Wells Fargo Bank, National Association
919 Market Street
Suite 700
Wilmington, Delaware 19801
Attn: Corporate Trust Division

(1)	The Statutory Trusts have not been consolidated into the financial statements of the Corporation as per FASB Interpretation No. 46, revised, “Consolidation of Variable Interest Entities.”

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